EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY NAMES ERNIE MADDOCK
AS CHIEF FINANCIAL OFFICER

BOISE, Idaho, May 5, 2015 – Micron Technology, Inc. (NASDAQ: MU), today announced that the company has appointed Ernie Maddock as Chief Financial Officer and Vice President, Finance, effective June 1, 2015.

Mr. Maddock will join Micron after having served as Executive Vice President and Chief Financial Officer at Riverbed Technology, where he was also responsible for worldwide operations and information technology.

"Micron is a global leader in semiconductor memory and memory systems, focused on innovation and delivery of next-generation technology to a broad and diverse marketplace," stated D. Mark Durcan, Chief Executive Officer. "We are extraordinarily pleased to have Ernie join the Micron team as CFO. He is extremely capable and is well prepared to drive long term value through growth, operational excellence, and effective capital allocation."

Prior to his role at Riverbed, Maddock was with Lam Research, where he held several executive positions including Executive Vice President and Chief Financial Officer, Senior Vice President of Global Operations, and Vice President, Customer Support Business Group. Maddock's career includes financial and operational experience in several industries ranging from commercial real estate to telecommunications.

About Micron:
Micron Technology, Inc. is a global leader in advanced semiconductor memory systems. Micron's broad portfolio of high-performance technologies-including DRAM, NAND and NOR Flash-is the basis for solid state drives, modules, multichip packages and other system solutions. Backed by more than 35 years of technology leadership, Micron's memory solutions portfolio enables the world’s most innovative computing, consumer, enterprise storage, networking, mobile, embedded and automotive applications.  Micron's common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

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